Exhibit 10.21

Marathon Petroleum Corporation
Amended and Restated
Executive Change in Control Severance Benefits Plan
(Effective October 26, 2017)

1. Purpose of the Plan.
Marathon Petroleum Corporation and its subsidiaries and affiliates recognize that the contributions of its senior executives to the growth and success of the Corporation (as defined below) are and will continue to be substantial, and the Corporation desires to assure the continued employment of its senior executives. In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Corporation’s senior executives to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.
In order to induce senior executives to remain in the employ of the Corporation, the Corporation has established this Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefit Plan (the “Plan”).
2. Definitions.
As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):
Administrator: The Compensation Committee of the Board, provided that the Administrator may delegate its authority under this Plan pursuant to such conditions or limitations as the Administrator may establish.
Applicable Event: “Applicable Event” shall mean a Change in Control or a Potential Change in Control.
Cause: “Cause” shall mean a Separation from Service of the Employee by the Corporation upon (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Corporation (other than any such failure resulting from Separation from Service by the Employee for Good Reason or any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Corporation believes that the Employee has not substantially performed his or her duties, and the Employee has failed to resume substantial performance of his or her duties on a continuous basis within 14 days of receiving such demand, (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) the Employee’s conviction of a felony or conviction of a misdemeanor which impairs the Employee’s ability substantially to perform his or her duties with the Corporation. For purposes of

Cause, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.
Change in Control of MPC and Change in Control: A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not MPC is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MPC (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from MPC or its affiliates) representing twenty percent (20%) or more of the combined voting power of MPC’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) MPC or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of MPC or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of MPC in substantially the same proportions as their ownership of stock of MPC; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of MPC) whose appointment or election by the Board or nomination for election by MPC’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii) there is consummated a merger or consolidation of MPC or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of MPC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the shareholders of MPC approve a plan of complete liquidation of MPC, or there is consummated the sale or other disposition of all or substantially all of MPC’s assets.
Notwithstanding the foregoing or any provision of the Plan or the applicable award agreement to the contrary, with respect to any settlement of awards or other distributions under this Plan which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Employee and which is a settlement or distribution made upon the Employee’s Separation from Service in connection with a Change in Control, the term “Change in Control” under this Plan shall mean an event that is both a “Change in Control” as defined in the preceding paragraphs and a change in ownership or change in effective control for purposes of Section 409A of the Code.

Corporation: Marathon Petroleum Corporation and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by Marathon Petroleum Corporation in accordance with Code section 409A, in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.”
Disability or Disabled: The Employee’s incapacity due to physical or mental illness which in the opinion of a licensed physician renders the Employee incapable of performing his or her assigned duties with the Corporation, and shall be deemed to occur on the earlier of (i) the date that there is no reasonable expectation that the Participant will return to service with the Corporation or (ii) the date the Employee has been absent from the full-time performance of his or her duties with the Corporation for six consecutive months or more.
Effective Date: October 26, 2017.
Employee: Senior executives of the Corporation who are grade 88 or higher.
Good Reason: A Separation from Service by the Employee within ninety days after any of the following events, unless the Employee consents to the applicable event:
(i) material diminution in the Employee’s base compensation;
(ii) material diminution in the Employee’s authority, duties, or responsibilities;
(iii) material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report;
(iv) a forced relocation of Employee’s principal place of employment to a location more than 50 miles from the Employee’s then-current principal place of employment; or
(v) a material breach by the Corporation of Section 5.a of this Plan or the agreement under which the Employee provides services.
Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Employee has: (A) provided the Corporation, within sixty days of Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason, and (B) provided the Corporation with an opportunity to cure the same within thirty days after the receipt of such notice.
MPC: Marathon Petroleum Corporation.
Notice of Termination: A written notice which indicates the specific reason(s) relied upon by the Corporation for Separation from Service of an Employee and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Employee’s Separation from Service. Any Separation from Service by the Corporation for Cause or for Disability shall be communicated by Notice of Termination to the Employee, and or any Separation from Service by the Employee for Good Reason shall be communicated by Notice of Termination to the Corporation.

Plan: This plan, effective as of the Effective Date set forth above, and as amended from time to time.
Potential Change in Control of the Corporation and Potential Change in Control: A Potential Change in Control of the Corporation or Potential Change in Control shall be deemed to have occurred, if:
(i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;
(ii) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;
(iii) any Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of the combined voting power of the Corporation’s then outstanding securities (not including in the amount of the securities beneficially owned by such Person any such securities acquired directly from the Corporation or its affiliates); or
(iv) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Corporation has occurred.
Potential Change in Control Period: The period beginning on the date a Potential Change in Control occurs and ending on the earlier of (i) date on which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated.
Qualified Termination: A Employee has a Qualified Termination if he or she Separates from Service within two years after the date of a Change in Control unless such Separation from Service is (i) due to death or Disability, (ii) by the Corporation for Cause, (iii) by the Employee other than for Good Reason or (iv) on or after the date that the Employee attains age 65. If an Employee Separates from Service prior to a Change in Control and such Separation from Service is other than (w) due to death or Disability, (x) by the Corporation for Cause, (y) by the Employee other than for Good Reason or (z) on or after the date that the Employee attains age 65, the Employee will be deemed to have a Qualified Termination prior to a Change in Control so long as the Employee reasonably demonstrates that such Separation from Service (I) was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control or (II) occurs during a Potential Change in Control Period.
Separation Date: The date that an Employee has a Separation from Service.
Separation from Service or Separate from Service: Separation from Service shall have the same meaning as set forth under Code section 409A with respect to the Corporation.
Severance Benefits: The benefits specified in Section 3(d) hereof that are due to an Employee who has a Qualified Termination.
Speedway: Speedway LLC and its subsidiaries, or, as applicable, any successor(s) to Speedway LLC and its subsidiaries.
3. Compensation Upon Separation from Service or During Disability
a. Disability

During any period following an Applicable Event during which an Employee fails to perform his or her full-time duties with the Corporation as a result of incapacity due to physical or mental illness, such Employee’s total compensation, including Base Salary, bonus and any benefits, will continue unaffected until either such Employee’s Separation Date or such Employee returns to the full-time performance of his or her duties. In the event the Employee returns to the full-time performance of his or her duties prior to a Separation from Service, such Employee shall continue to receive his or her full Base Salary and bonus plus all other amounts to which such Employee is entitled under any compensation or other employee benefit plan of the Corporation without interruption. If an Employee is determined to be Disabled, the Corporation shall promptly cause the Employee to have a Separation from Service due to Disability. In the event of an Employee’s Separation from Service due to Disability, such Employee shall not be entitled to Severance Benefits under this Plan and such Employee’s benefits shall be determined in accordance with the Corporation’s retirement, insurance and other applicable programs and plans then in effect.
b. Separation from Service for Cause or Voluntary Separation from Service for Other Than Good Reason
If an Employee has a Separation from Service by the Corporation for Cause or by the Employee other than for Good Reason, the Corporation shall pay such Employee his or her full Base Salary through the Separation Date at the rate in effect at the time Notice of Termination is given, plus all other amounts to which such Employee is entitled under any compensation or benefit plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to such Employee under this Plan.
c. Death
If an Employee has a Separation from Service by reason of his or her death, such Employee’s benefits shall be determined in accordance with the Corporation’s retirement, survivor’s benefits, insurance and other applicable programs and plans then in effect, and such Employee shall not be entitled to Severance Benefits hereunder.
d. Qualified Termination
If an Employee has a Qualified Termination, he or she shall be entitled to the following Severance Benefits:
(i) Accrued Compensation and Benefits. The Corporation shall provide to the Employee:
(A) the Employee’s Base Salary accrued through the Separation Date to the extent not theretofore provided;
(B) a lump sum cash amount equal to the value of the Employee’s unused vacation days accrued through the Separation Date; and
(C) the Employee’s normal post-termination compensation and benefits under the Corporation’s retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Separation Date, or if more favorable to the Employee, immediately prior to the Applicable Event, which shall be paid at the time or times indicated pursuant to the terms of the plans or arrangements providing for such benefits.

(ii) Lump Sum Severance Payment. The Corporation shall provide to the Employee a severance payment in the form of a cash lump sum distribution equal to the Employee’s Current Annual Compensation (as defined below) multiplied times three (3); provided, however, that if the Employee attains age 65 within three years of the Separation Date, the Employee’s benefit will be limited to a pro rata portion of such benefit based on a fraction equal to the number of full and partial months existing between the Separation Date and the Employee’s sixty-fifth (65th) birthday divided by 36 months. For purposes of this paragraph, the term “Current Annual Compensation” shall mean the sum of:
(A) the Employee’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such Separation from Service or, if higher, immediately prior to the Applicable Event; and
(B) an amount equal to the highest annual bonus awarded to the Employee, if any, under any annual bonus plan of the Corporation or its predecessor in the three (3) years immediately preceding the Separation Date or, if higher, in the three (3) years immediately preceding the Applicable Event.
(iii) Continuation of Welfare Benefits. Subject to the benefits offset described below, the Corporation will arrange to make available to the Employee life and health insurance benefits during the Welfare Continuation Period (as defined below) that are substantially similar to those which are provided to similarly-situated active employees who participate in such welfare benefit plans. These benefits will be provided at a cost to the Employee that is no greater than the amount paid for such benefits by active employees who participate in such Corporation-sponsored welfare benefit plan. The Welfare Continuation Period extends from the Separation Date for a period of thirty-six (36) months, or, if earlier, until the Employee attains age sixty-five (65). The benefits otherwise receivable by the Employee pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by the Employee during the Welfare Continuation Period. For purposes of complying with the terms of this offset, the Employee is obligated to report to the Corporation the amount of any such benefits actually received. To the extent permitted by applicable law, the period of time during which the Employee is receiving coverage during the Welfare Continuation Period shall run concurrently with the coverage continuation period federally mandated under the Consolidated Omnibus Budget Reconciliation Act (or similar state law). Notwithstanding the foregoing, if benefits provided under this paragraph (iii) would violate the nondiscrimination rules applicable to health insurance benefits, or would result in penalties to the Corporation, the Corporation shall reform this paragraph (iii) in a manner as is necessary to comply with the nondiscrimination rules and avoid any such penalties.
(iv) Retiree Medical and Life Benefits. The Corporation will arrange to make available to the Employee retiree life and health insurance benefits determined as if under the Corporation’s welfare benefit plans the Employee’s actual participation credit (or continuous service) and actual age as of the Separation Date were increased by the additional three years of service and age provided in paragraph 3(d)(v)(A)(3) below. If eligible for such coverage, the Employee may elect to commence participation in retiree medical benefits coverage at any time following the expiration of the Welfare Continuation Period (or immediately after the Separation Date, if the Employee satisfies the eligibility requirements without taking into consideration the additional three years of service and age).
Such retiree medical and life insurance coverage, if any, will be provided by the entity that is the Employee’s employer as of the Separation Date.

(v) Supplemental Retirement Benefit. In addition to the pension benefits to which the Employee is entitled under the Corporation’s defined benefit pension plans, the Corporation shall provide to the Employee, in the form of a cash lump sum distribution, a benefit (the “Supplemental Retirement Benefit”) equal to the difference between: (A) the lump sum value of the Employee’s Enhanced Pension Benefit (as defined in paragraph (A) below), and (B) the lump sum value of the Employee’s Actual Pension Benefit (as defined in paragraph (B) below). The methods and assumptions that existed under the applicable Corporation pension plan (or plans) immediately prior to the Applicable Event for purposes of determining a lump sum distribution shall be used for purposes of determining the lump sum values in (A) and (B). In determining the Enhanced Pension Benefit and the Actual Pension Benefit, amendments to the MPC Pension Plans, and the Speedway Pension Plans (as each is defined in paragraph 3(d)(v)(B) below) made subsequent to the Applicable Event and on or prior to the Separation Date, if any, shall be disregarded if they adversely affect in any manner the computation of retirement benefits thereunder.
(A) Enhanced Pension Benefit. The amount of the Employee’s Enhanced Pension Benefit shall be equal to the Actual Pension Benefit for which the Employee is eligible under the MPC Pension Plans, and the Speedway Pension Plans as of the Separation Date, as adjusted to incorporate the enhancements outlined in paragraphs (1) through (6) below. The enhancements outlined in this paragraph (A) shall be applied only to the Employee’s benefits under the MPC Pension Plans, or the Speedway Pension Plans in which the Employee was an active participant as of the Separation Date.
(1) Normal Retirement Benefit - Service. For purposes of determining the Employee’s monthly normal retirement benefit payable at normal retirement age, service used in the formula(s) shall be deemed to be equal to the sum of the Employee’s actual service for benefit accrual purposes plus three years. For this purpose, the Employee’s actual service shall be determined as of the Separation Date.
(2) Normal Retirement Benefit - Final Average Pay. For purposes of determining the Employee’s monthly normal retirement benefit payable at normal retirement age, final average pay shall be calculated using the sum of:

I.	the Employee’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such Separation from Service or, if higher, immediately prior to the Applicable Event; and
II.
if bonus is considered covered compensation under the applicable pension plan, an amount equal to the highest annual bonus awarded to the Employee, if any, under any annual bonus plan of the Corporation or its predecessor with respect to the three (3) years immediately preceding the Separation Date or, if higher, the three (3) years immediately preceding the Applicable Event (but not less than the amount of bonus taken into account in the Employee’s Actual Pension Benefit).

Final average pay taken into account for this paragraph shall not be less than the amount of final average pay taken into account in the determination of the Employee’s Actual Pension Benefit.
(3) Early Commencement Factors - Enhanced Service and Age. For purposes of determining the early commencement factors that apply to the Employee’s monthly normal retirement benefit, the Employee’s service and age shall be deemed equal to the Employee’s actual service and age plus three (3) years of service and three (3) years of age, respectively. For this purpose, the Employee’s actual service and actual age shall be determined as of the Separation Date.
(4) Full Vesting. The Employee’s accrued benefits under the MPC Pension Plans and the Speedway Pension Plans shall be deemed to be fully vested or, to the extent not so vested, paid as an additional benefit under this Plan.
(5) Special Speedway Provisions. If the Employee is employed by Speedway on the Separation Date:

I.
the additional service credit under paragraph (1) above shall be disregarded for purposes of calculating the accrued benefit under the prior traditional defined benefit plan formula under the Speedway Retirement Plan which is otherwise applicable in determining the Enhanced Pension Benefit, but shall be counted for early retirement eligibility and other purposes; and

II.
in calculating the Enhanced Pension Benefit related to the pension equity formula under the Speedway Retirement Plan, the additional service credit under paragraph (1) above shall be disregarded and instead the Employee shall be deemed to have Speedway Retirement Plan benefit accruals for three additional years following the Separation Date. The age and participation service points for each deemed year of accrual shall be calculated based on what the Employee’s actual age and service would have been at the end of each calendar year had the Employee remained employed with Speedway.

(6) Determination of Age - All other purposes. Except as specifically provided otherwise in this paragraph (A), the Employee’s age, as well as the age of the Employee’s spouse, survivor, and/or co-pensioner, used in the determination of the amount of benefits payable under the applicable pension plan shall be determined using the Employee’s age and their actual ages as of the Separation Date.
(B) Actual Pension Benefit. The amount of the Employee’s Actual Pension Benefit is determined as the sum of the monthly pension benefits payable to the Employee as of the Separation Date under the tax-qualified defined benefit pension plans, non-qualified defined benefit excess benefit plans, and non-qualified top-hat or supplemental defined benefit plans sponsored or maintained by the Corporation or Speedway (or any successor plans or similar plans) (the “MPC Pension Plans,” and the “Speedway Pension Plans,” as applicable).
(vi) Supplemental Savings Benefit. In addition to the benefits the Employee is entitled to under the Marathon Petroleum Thrift Plan and the related non-qualified supplemental savings plans (“Savings Plans”), the Corporation shall provide to the Employee, in the form of a cash lump sum distribution, a benefit equal to the excess, if any, of:
(A) the amount the Employee would have been entitled to under the Savings Plans determined as if the Employee was fully vested thereunder on the Separation Date, over

(B) the amount the Employee is entitled to under the Savings Plans on the Separation Date.
(vii) Timing. Except as otherwise specifically stated herein, the payments provided for in this paragraph (d) shall be made not later than thirty days following the Separation Date.

Notwithstanding any provision of the Plan to the contrary, if the Employee is a “specified employee” as determined by the Corporation in accordance with its established policy, any payments of deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) payable to the Employee as a result of the Employee’s Separation from Service (other than as a result of death) which would otherwise be paid within six months of his or her Separation from Service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s Separation Date or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. Each payment described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.
(e) The Corporation shall also pay to the Employee all legal fees and expenses incurred by the Employee, as such legal fees and expenses are incurred but no later than the end of the calendar year after such fees and expenses were incurred, as a result of Separation from Service (including all such fees and expenses, if any, incurred in contesting or disputing any such Separation from Service or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) or otherwise.
(f) Other than as provided in Section 3(d)(iii), the Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Employee as the result of employment by another employer, including self-employment, after the Separation Date, or otherwise.
4. Incentive Awards.
a. General.
This Section 4 shall not delay the vesting of any outstanding options, stock appreciation rights, stock awards and restricted stock awards or cash awards granted to the Employee under any option or incentive plan of the Corporation past the date when such awards would, by their terms have become vested. However, this Section 4 provides for accelerated vesting of awards which, by their terms, would not become vested upon a Qualified Termination. In addition, to the extent required for compliance with the requirements of Code Section 409A, this Section 4 shall delay the settlement of such awards, as set forth in Section 4(e) below, if such awards would have been settled upon a Qualified Termination. Also, notwithstanding anything in this Plan or this Section 4 to the contrary, the provisions of this Section 4 shall not amend or modify any award described herein which was granted prior to the Effective Date of this Plan. With respect to any awards described herein that are granted on and after the Effective Date of this Plan, the terms of this Section 4 regarding vesting and settlement of awards upon a Qualified Termination shall be considered an integral term of such awards but shall not prevent such award from being distributed upon any earlier distribution event which is provided for under the applicable award agreement or plan.
b. Options, Stock Appreciation Rights, Stock Awards and Cash Awards.
Upon a Qualified Termination all outstanding options, stock appreciation rights, stock awards, and restricted stock awards or cash awards granted to the Employee under any option or incentive plan of the Corporation shall be immediately fully vested and immediately exercisable and shall remain so exercisable throughout their entire original terms, and all stock awards, restricted stock awards, and cash awards shall be immediately vested and, subject to Section 4(e) shall be settled upon vesting.

c. Restricted Stock Units.
Upon a Qualified Termination all outstanding restricted stock unit awards shall be immediately vested. To the extent that immediate settlement of vested outstanding restricted stock units would result in an adverse tax consequence to an Employee under Section 409A of the Code, then outstanding restricted stock units will (subject to Section 4(e)) be settled upon the earliest to occur of (i) the date on which a change in ownership or change in effective control for purposes of Section 409A of the Code occurs and the Employee has a Separation from Service in connection with such change of control, or (ii) the date on which the restricted stock units would have been settled absent a Change in Control.
d. Separation Date Following Potential Change in Control.
If the Employee has a Separation from Service prior to a Change in Control which also constitutes a Qualified Termination, and the Employee is entitled to benefits under Section 3(d), as of the Separation Date all outstanding options and stock appreciation rights shall be immediately fully vested and immediately exercisable and shall remain so exercisable throughout their entire original terms, and all stock awards, restricted stock awards, restricted stock unit awards and cash awards shall be immediately vested and, subject to Section 4(e), shall be settled upon vesting.
e. Settlement of Deferred Compensation Awards.
Notwithstanding any provision of the Plan or the applicable award agreement to the contrary, if the Employee is a “specified employee” as determined by the Corporation in accordance with its established policy, any settlement of awards described in this Section 4 which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Employee as a result of the Employee’s Separation from Service (other than as a result of death) and which would otherwise be paid within six months of the Employee’s Separation Date shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s Separation Date or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. Each payment described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.
5. Successors; Binding Plan.
a. Successors to the Corporation
The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing the Employee to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan.
b. Representatives or Heirs of Employee
This Plan shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee hereunder if the

Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Employee’s estate.
6. Notice
For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Plan.
7. Miscellaneous
a. Jurisdiction. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware.
b. Separation Agreement. As a condition of payment under this Plan, the Corporation may also require, at its discretion, the Employee to execute a separation agreement, which will include, without limitation: (i) a release of claims in favor of the Corporation and its directors, officers, employees and employee benefit plans; (ii) non-solicitation, non-disparagement, confidentiality and further cooperation provisions; and (iii) non-competition provisions no more restrictive than the Corporation’s form of non-competition agreement. To the extent required by Section 409A of the Code, if the period during which the Employee has to execute the separation agreement spans two calendar years, any payment under this Plan shall be paid (or commence) in the second calendar year.
8. Validity
The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
9. Counterparts
This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
10. Claims and Arbitration
Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his or her right to be paid until the Separation Date during the pendency of any dispute or controversy arising under or in connection with this Plan. Any such arbitration shall be held in Findlay, Ohio.
11. Plan Amendment and Termination
The Corporation may at any time amend or terminate this Plan, provided that for a period of two (2) years following a Change in Control, the Plan may not be amended in a manner adverse to an Employee with respect to that Change in Control. Any amendment or termination shall be set out in an instrument in writing and executed by an appropriate officer of the Corporation.

12. Entire Plan
Except as specifically modified, waived or discharged in an individual agreement between an Employee and the Corporation which meets the requirements of Section 8 of this Plan, this Plan supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Plan.

IN WITNESS WHEREOF, Marathon Petroleum Corporation has caused its name to be hereunto subscribed by its Executive Vice President, Human Resources and Administrative Services.

MARATHON PETROLEUM CORPORATION

/s/ Rodney P. Nichols
By: Its:	Rodney P. Nichols Executive Vice President, Human Resources and Administrative Services